Exhibit 99.1

MICHAEL FOODS GROUP, INC.—LETTER TO BROKERS & DEALERS

Michael Foods Group, Inc.

OFFER FOR ALL OUTSTANDING

9.750% SENIOR NOTES DUE 2018

IN EXCHANGE FOR

9.750% SENIOR NOTES DUE 2018

WHICH HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933, AS AMENDED

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2011 (THE “EXPIRATION DATE”) UNLESS EXTENDED BY MICHAEL FOODS GROUP, INC.

                    , 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Michael Foods Group, Inc. (the “Company”) is offering, upon and subject to the terms and conditions set forth in the Prospectus, dated                     , 2011 (the “Prospectus”) and the related letter of transmittal, to exchange (the “Exchange Offer”) its 9.750% Senior Notes due 2018, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”) (and the related guarantees), for its outstanding 9.750% Senior Notes due 2018 (the “Restricted Notes”) (and the related guarantees), upon the terms and subject to the conditions described in the Prospectus and letter of transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement, dated June 29, 2010, among the Company, the guarantors party thereto, Goldman, Sachs & Co., Banc of America Securities LLC, and Barclays Capital Inc. as representatives of the several purchasers named in Schedule 1 thereto.

We are requesting that you contact your clients for whom you hold Restricted Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Restricted Notes registered in your name or in the name of your nominee, or who hold Restricted Notes registered in their own names, we are enclosing the following documents:

Enclosed herewith are copies of the following documents for forwarding to your clients:

1.	The Prospectus;

2.	A letter of transmittal for your use and for the use of your clients (the beneficial owners of the Restricted Notes); and

3.	A form of letter which may be sent to your clients for whose account you hold Restricted Notes in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. RESTRICTED NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

The Company will not pay any fees or commissions to any broker, dealer or other person (other than the exchange agent as described in the Prospectus) in connection with the solicitation of tenders of Restricted Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer taxes applicable to the tender of Restricted Notes to it or its order, except as otherwise provided in the Prospectus.

Please refer to “The Exchange Offer – Procedures for Tendering Restricted Notes” in the Prospectus for a description of the procedures which must be followed to tender Restricted Notes in the Exchange Offer.

Any inquiries you may have with respect to Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, National Association, the exchange agent for the Exchange Offer, at its address and telephone number set forth in the Prospectus.

Very truly yours,

Michael Foods Group, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Enclosures

2